                           Exhibit 7.1

                     SHAREHOLDER AGREEMENT
     THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of the 3rd day of July, 2000, by and between THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("May"),
and   (Item 1 on Attached Schedule)    ("Shareholder"), a holder
of shares of DAVID'S BRIDAL, INC., a Florida corporation ("Company"). May and Shareholder are later in this Agreement sometimes referred to individually as a "Party" or collectively as the "Parties."

                            RECITALS

     This Agreement is entered into with reference to the following facts, objectives, and definitions:

     A. Contemporaneously with the execution and delivery of this Agreement, May, Company, and Alpha Omega Acquisition, Inc., a Florida Corporation and a wholly-owned subsidiary of May ("Acquisition"), are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), pursuant to which it is contemplated that Company will merge (the "Merger") with Acquisition, upon the terms and conditions set forth in the Merger Agreement; and

     B. It is contemplated that the acquisition be accomplished by Acquisition's commencing a tender offer (the
"Offer") to purchase all of the issued and outstanding shares of the $.01 par value common stock of Company (the "Common Stock");
and

     C. The Board of Directors of Company has previously approved the Merger Agreement and this Agreement; and

     D. Shareholder owns certain of the issued and outstanding shares, and may acquire additional shares after the date of this Agreement, of the Common Stock, and desires to facilitate the consummation of the Merger, and for such purpose Shareholder has agreed, except as provided herein, (i) to vote 90% of these shares, (ii) to grant May or its designee an irrevocable proxy to exercise the voting power of Shareholder with respect to 90% of these shares, and (iii) to grant May or its designee an irrevocable option to purchase 90% of these shares, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and conditions contained in this Agreement, the Parties represent, warrant, and agree as follows:

                           AGREEMENT

     1. Representations and Warranties of Shareholder. Shareholder represents and warrants that (i) Shareholder is the holder, free and clear of all liens and encumbrances, of
   (Item 2 on Attached Schedule)   shares of the Common Stock,
90% (  (Item 3 on Attached Schedule)    shares) of which are
subject to this Agreement and are referred to in this Agreement as the "Shares"; (ii) subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), Shareholder has full power and authority to make, enter into, and carry out the terms of this Agreement; and (iii) the execution, delivery, and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholder agreement, or voting trust.

     2. Grant of Irrevocable Proxy. Shareholder hereby irrevocably appoints May or any designee of May the lawful agent, attorney, and proxy of Shareholder, during the term of this Agreement, to (a) vote the Shares in favor of the Merger, (b) vote the Shares against any action or agreement that would result in a breach in any material aspect of any covenant, representation, or warranty or any other obligation or agreement of Company under the Merger Agreement; and (c) vote the Shares against any action or agreement that would impede, interfere with, delay, postpone, or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Company, (ii) a sale or transfer of a material amount of the assets of Company or a reorganization, recapitalization, or liquidation of Company, (iii) any change in the management or board of directors of Company, except as otherwise agreed to in writing by May, (iv) any change in the present capitalization or dividend policy of Company; or (v) any other change in Company's corporate structure. Shareholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to the Shares. Shareholder shall not hereafter, unless and until this Agreement terminates, purport to vote (or execute a consent with respect to) any of the Shares (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement, or understanding with any person, directly or indirectly, to vote, grant any proxy, or give instructions with respect to the voting of any of the Shares. Shareholder shall retain at all times the right to vote the Shares in Shareholder's sole discretion on all matters other than those set forth in this Paragraph 2 that are presented for a vote to the Shareholders of Company generally.

     3. Agreement to Vote the Shares. In the event that May or its designee is unable to exercise the power and authority granted in Paragraph 2 for any reason, at May's written request Shareholder shall vote all of the Shares (i) in favor of the Merger Agreement, as amended from time to time, and the Merger or any transactions contemplated by the Merger Agreement at any stockholders meetings of Company held to consider the Merger Agreement, (ii) against any other proposal for any recapitalization, merger, sale of assets, or other business combination between Company and any person or entity other than May or which would result in any of the conditions to May's obligations under the Merger Agreement not being fulfilled, and
(iii) as otherwise necessary or appropriate to enable May to consummate the transactions contemplated by the Merger Agreement.

     4. Manner of Voting. The Shares may be voted pursuant to this Agreement in person, by proxy, by written consent, or in any other manner permitted by applicable law.

     5. No Other Voting Agreements or Voting Trusts. Shareholder represents, warrants, and covenants that (i) Shareholder is not a party to any voting agreement (other than this Agreement), voting trust, or other agreement for voting control or other like agreement involving any of the Shares and
(ii) during the term of this Agreement, Shareholder will not become a party to any such agreement or trust.

     6. No Proxy Solicitations. Shareholder will not, nor will Shareholder permit any entity under his control to, directly or indirectly (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger, (ii) solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any, merger, consolidation, tender offer, exchange offer, sale of a material portion of the assets and business of Company (whether in one or more transactions), sale of shares of the capital stock or debt securities of Company, restructuring, recapitalization, or similar transaction involving Company or any division or operating principal business unit of Company (whether in one or more transactions) (an "Acquisition Proposal") or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to, an Acquisition Proposal,
(iii) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of Company for the purpose of opposing or competing with the consummation of the Merger, or (iv) take any action that would prevent, burden, or materially delay the consummation of the transactions contemplated by this Agreement or by the Merger Agreement. Shareholder shall immediately cease and cause to be terminated any activities, discussions, or negotiations with respect to any of the foregoing. Notwithstanding any of the foregoing, if Shareholder is a director of the Company, Shareholder may, without limitation, exercise his fiduciary duties as a director of the Company, including engaging in the activities described in clauses (x) and (y) of Section 6.2(a), and in Section 6.2(b), of the Merger Agreement in Shareholder's capacity as a director of the Company, but only to the extent expressly permitted by Sections 6.2(a) and 6.2(b) of the Merger Agreement.

     7. Transfer and Encumbrance. Shareholder shall tender the Shares pursuant to the Offer. Shareholder shall not otherwise transfer, sell, offer, pledge, or otherwise dispose of or encumber any of the Shares during the period commencing on date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated.

     8. Additional Purchases. During the period commencing on the date of this Agreement and ending on the earlier of (i) the effective date of the Merger or (ii) the date this Agreement is terminated, Shareholder shall not, except pursuant to a stock option granted to Shareholder by the Company, (a) purchase, exercise options to acquire, or otherwise acquire beneficial ownership of any shares of the Common Stock ("New Shares"), or
(b) voluntarily acquire the right to vote or share in the voting of any shares of the Common Stock other than the Shares. If Shareholder acquires or otherwise acquires the beneficial ownership of any New Shares, 90% of those New Shares shall be subject to the terms of this Agreement and for all purposes shall be and constitute a portion of the Shares.

     9. Adjustments to Prevent Dilution. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, or the exchange of shares, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     10.  Option to Purchase Shares.

               a. Grant of Option. Subject to Shareholder's obligation to tender the Shares in accordance with Section 7 hereof, Shareholder hereby irrevocably grants to May or its designee an option (the "Option") to purchase in cash all of the Shares at the purchase price per share as set forth in the Merger Agreement (the "Exercise Price") (subject to adjustment pursuant to Paragraph 9 above) for each of the Shares purchased.

               b.   Exercise of Option.

                    i. The Option may be exercised by May or its designee, in whole and not in part, at any time, or from time to time, from the later of (A) the date the

              Offer is commenced, and (B) the expiration or early termination of the applicable waiting period under the HSR Act, and thereafter as long as the Merger
              Agreement remains in existence, but in no event later than October 31, 2000.

                   ii. To exercise the Option, May or its designee shall send a written notice to Shareholder of its exercise of the Option (the "Option Notice"), specifying the place, time, and date of the closing of such purchase (the "Closing"), which date shall not be less than two business days nor more than five business days from the date of the Option Notice.

                  iii.  At the Closing,

                  (A) Shareholder shall deliver to May or its designee all of the Shares by delivery of a certificate or certificates evidencing the Shares duly endorsed or with executed blank stock power attached, in either event with signature guaranteed such that ownership of the Shares may be registered for transfer on the books of Company, and

                  (B) in exchange therefor, May will pay
                  Shareholder by wire transfer of immediately available funds (to such account at such bank as Shareholder shall direct) the Exercise Price multiplied by the number of the Shares.

     11.  No Third-Party Beneficiary Rights.   No provision of
this Agreement is intended to nor shall it be interpreted to provide or create any third-party beneficiary rights or any other rights of any kind in any person or entity who is not a Party and all provisions of this Agreement are personal to and solely between the Parties.

     12. Further Assurances. Each Party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, or documents as any other Party shall reasonably request from time to time in order to carry out the intent and purposes of this Agreement. No Party shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to such Party as set forth in this Agreement, and each Party shall promptly do all acts and take all measures as may be appropriate or necessary to enable such Party to perform, as early as practicable, the obligations required to be performed by such Party under this Agreement.

     13. Injunctive Relief. The Parties acknowledge that it is impossible to measure in money the damages that will accrue to one or more of them by reason of the failure of either of them to abide by the provisions of this Agreement, that every such provision is material, and that in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Therefore, if any Party shall institute any action or proceeding to enforce the provisions of this Agreement, in addition to any other relief, the court in such action or proceeding may grant injunctive relief against any Party found to be in breach or violation of this Agreement, as well as or in addition to any remedies at law or damages, and such Party waives the claim or defense in any such action or proceeding that the Party bringing such action has an adequate remedy at law, and such Party shall not argue or assert in any such action or proceeding the claim or defense that such remedy at law exists. No Party shall seek and each Party shall waive any requirement for, the securing or posting of a bond in connection with the other Party seeking or obtaining such equitable relief.

     14. Court Modification. Should any portion of this Agreement be declared by a court of competent jurisdiction to be unreasonable, unenforceable, or void for any reason or reasons, the involved court shall modify the applicable provision(s) of this Agreement so as to be reasonable or as is otherwise necessary to make this Agreement enforceable and valid and to protect the interests of the Parties intended to be protected by this Agreement to the maximum extent possible.

     15.  Facsimile Transmission and Counterparts.  This
Agreement may be executed by facsimile transmission and in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same Agreement.

     16. Notices. All notices, requests, demands, and other communications under this Agreement ("Notices") shall be in writing and shall be delivered (i) personally, (ii) by first class mail, certified, return receipt requested, postage prepaid,
(iii) by overnight courier, with one acknowledged receipt, or
(iv) by facsimile transmission followed by delivery by first class mail or by overnight courier, in the manner provided for in this Paragraph 16 and properly addressed as follows:

          If to May to:

            The May Department Stores Company
            611 Olive Street
            St. Louis, Missouri 63101
            Telephone:  (314) 342-6563
            Facsimile:  (314) 342-3040
            Attention:  William D. Edkins

            with a copy to:

            The May Department Stores Company
            611 Olive Street, Suite 1750
            St. Louis, MO 63101
            Telephone:  (314) 342-6467
            Facsimile:  (314) 342-3066
            Attention:  Alan E. Charlson

       If to Shareholder:

            (Item 4 on Attached Schedule)



or to such other address or addresses as a Party to this Agreement may indicate to the other Party in the manner provided for in this Paragraph 16. Notices given by mail and notices given by overnight courier shall be deemed effective and complete upon delivery; notices by facsimile transmission shall be deemed effective upon receipt, unless receipt thereof shall be disputed in which case receipt shall be deemed effective as of the effective date of the follow-up notice called for by this Paragraph 16 with respect to such facsimile transmitted notice; and notices delivered personally shall be deemed effective and complete at the time of the delivery of the notice and the obtaining of a signed receipt for the notice, unless a Party shall refuse to provide a signed receipt, in which case the notice shall be effective upon the completion of personal delivery of the notice in such a way as to insure the ability to evidence such personal delivery.

  17.  Other Agreements.

  (a) This Agreement supersedes all prior agreements or understandings of the Parties on the subject matter of this Agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as set forth in this Agreement. This Agreement (i) shall not be modified by any oral agreement, either express or implied, and all amendments or modifications of this Agreement shall be in writing and be signed by all of the Parties, and (ii) shall be binding on and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, if any.

  (b) None of the rights, duties, or obligations under this Agreement of any Party may be assigned, delegated, or transferred expressly, by operation of law, merger, or otherwise, without the prior written consent of the other Party.

  (c) The paragraph headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms of this Agreement.

  (d) Should any Party be in default under or breach of any of the covenants or agreements contained in this Agreement, or in the event a dispute shall arise as to the meaning of any term of this Agreement, the defaulting or nonprevailing Party shall pay all costs and expenses, including reasonable attorneys' fees, of the other Party that may arise or accrue from enforcing this Agreement, securing an interpretation of any provision of this Agreement, or in pursuing any remedy provided by law whether such remedy is pursued or interpretation is sought by the filing of a lawsuit, an appeal, or otherwise.

  (e) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, which internal laws exclude any provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute arising therefrom and the remedies available shall be determined solely in accordance with such internal laws.

  This Agreement and any Proxy granted pursuant to this Agreement shall terminate upon the first to occur of the following events:

     i.   the successful consummation of the Merger;

    ii. the written agreement of all of the Parties to terminate this Agreement; or

   iii.   the termination of the Merger Agreement.

  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

  Recitals A through D, inclusive, are by this reference incorporated into and made a part of this Agreement.

  IN WITNESS WHEREOF, each of the Parties has executed this Agreement on or as of the date of this Agreement.

                      THE MAY DEPARTMENT STORES COMPANY,
                      a Delaware Corporation


                      By: __________________________________
                            Its:_______________________________




                      [SHAREHOLDER]
                      (Item 5 on Attached Schedule)

                      By: __________________________________

                              SCHEDULE TO SHAREHOLDER AGREEMENT


Item 1               Item 2     Item 3     Item 4                        Item 5
                     Total      90% of     Notice
Shareholder          Shares     Shares     Address                       Signature
Clipper/Merchant
   Partners, L.P.    1,349,995 1,214,996  Clipper/Merchant Partners,    Eugene P. Lynch
                                          L.P.
                                          c/o Eugene P. Lynch
                                          The Clipper Group, L.P.
                                          650 Madison Ave., 9th Floor
                                          New York, NY 10022
                                          Facsimile: (212) 940-6055

Clipper Equity
 Partners I, L.P.    1,013,884   912,496  Clipper Equity Partners I,    Eugene P. Lynch
                                          L.P.
                                          c/o Eugene P. Lynch
                                          The Clipper Group, L.P.
                                          650 Madison Ave., 9th Floor
                                          New York, NY 10022
                                          Facsimile: (212) 940-6055

Clipper/Merban, L.P. 1,351,845 1,216,661  Clipper/Merban, L.P.          Eugene P. Lynch
                                          c/o Eugene P. Lynch
                                          The Clipper Group, L.P.
                                          650 Madison Ave., 9th Floor
                                          New York, NY 10022
                                          Facsimile: (212) 940-6055


Clipper Capital
  Associates, L.P.     81,324     73,192  Clipper Capital Associates,   Eugene P. Lynch
                                          L.P.
                                          c/o Eugene P. Lynch
                                          The Clipper Group, L.P.
                                          650 Madison Ave., 9th Floor
                                          New York, NY 10022
                                          Facsimile: (212) 940-6055

Clipper/European
 Re, L.P.             675,923    608,331  Clipper/European Re, L.P.     Eugene P. Lynch
                                          c/o Eugene P. Lynch
                                          The Clipper Group, L.P.
                                          650 Madison Ave., 9th Floor
                                          New York, NY 10022
                                          Facsimile: (212) 940-6055

Gary Erlbaum          665,496    598,946  Gary Erlbaum                  Gary Erlbaum
                                          44 W. Lancaster Avenue
                                          Ardmore, PA 19003
                                          Facsimile:  (610) 896-5814

Erlbaum Family L.P.   112,331    101,098  Erlbaum Family L.P.           Gary Erlbaum,
                                          c/o Gary Erlbaum              President of
                                          44 W. Lancaster Avenue        its General
                                          Ardmore, PA 19003             Partner
                                          Facsimile:  (610) 896-5814

Trust of
  S.H. Erlbaum       121,161     109,045  Trust of S.H. Erlbaum         Gary Erlbaum,
                                          c/o Gary Erlbaum              as Trustee
                                          44 W. Lancaster Avenue
                                          Ardmore, PA 19003
                                          Facsimile:  (610) 896-5814

Adam Erlbaum Trust    253,349    228,014  Adam Erlbaum Trust            Gary Erlbaum,
                                          c/o Gary Erlbaum              as Trustee
                                          44 W. Lancaster Avenue
                                          Ardmore, PA 19003
                                          Facsimile:  (610) 896-5814

Michael Erlbaum       222,289    200,060  Michael Erlbaum               Michael Erlbaum

MCE Family Limited
  Partnership         100,372     90,335  MCE Family Limited
                                          Partnership                   Michael C. Erlbaum,
                                          c/o Michael Erlbaum           General Partner


Steven Erlbaum      1,555,999  1,400,399  Steven Erlbaum                Steven Erlbaum
                                          42 W. Lancaster Avenue
                                          Ardmore, PA 19003
                                          Facsimile:  (610) 896-5704

Robert Huth             7,369      6,632  Robert Huth                   Robert Huth
                                          1001 Washington Avenue
                                          Conshohocken, PA 19428
                                          Facsimile:  (610) 896-6588


Steven Sidewater       24,685     22,217  Steven Sidewater              Steven Sidewater
                                          301 City Lane Avenue,
                                          Suite 140
                                          Bala Cynwyd, PA 19001
                                          Facsimile:  (610) 667-5798

Grantor Retained
  Annuity Trust       119,606    107,645  Grantor Retained Annuity      Grantor Retained
  of Steven J.                            Trust of Steven J.            Annuity Trust of
  Sidewater                               Sidewater                     Steven J.
                                          c/o Steven Sidewater          Sidewater, Steven J.
                                          301 City Lane Avenue,         Sidewater, as
                                          Suite 140                     Trustee
                                          Bala Cynwyd, PA 19001
                                          Facsimile:  (610) 667-5798

SPWJ Associates,
  L.P.                119,606    107,645  SPWJ Associates, L.P.         SPWJ Associates,L.P.
                                          c/o Steven Sidewater          Steven J. Sidewater,
                                          301 City Lane Avenue,         General Partner
                                          Suite 140
                                          Bala Cynwyd, PA 19001
                                          Facsimile:  (610) 667-5798
Wendy Sidewater
  Trust                21,946     19,751  Wendy Sidewater Trust         Wendy Sidewater
                                          c/o Steven Sidewater          Trust, Steven
                                          301 City Lane Avenue,         Sidewater, as
                                          Suite 140                     Trustee
                                          Bala Cynwyd, PA 19001
                                          Facsimile:  (610) 667-5798


Nancy Sidewater
  Trust               308,303    277,473  Nancy Sidewater Trust         Nancy Sidewater
                                          c/o Steven Sidewater          Trust, Steven
                                          301 City Lane Avenue,         Sidewater, as
                                          Suite 140                     Trustee
                                          Bala Cynwyd, PA 19001
                                          Facsimile:  (610) 667-5798

Peter Sidewater
  Trust                21,946     19,751  Peter Sidewater Trust         Peter Sidewater
                                          c/o Steven Sidewater          Trust, Steven
                                          301 City Lane Avenue,         Sidewater, as
                                          Suite 140                     Trustee
                                          Bala Cynwyd, PA 19001
                                          Facsimile:  (610) 667-5798

